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                                                                 EXHIBIT 23 (B)

The Board of Directors
American Dental Partners, Inc.:

  We consent to the use of our reports on the consolidated financial statements of American Dental Partners, Inc. and subsidiaries as of and for the years ended December 31, 1996 and 1997 dated February 6, 1998 and the combined financial statements of The Orthocare Companies as of and for the year ended December 31, 1996 and as of and for the nine months ended September 30, 1997 dated December 29, 1997 included herein and to the reference to our firm under the headings "Selected Historical Consolidated Financial Data" and "Experts" in the prospectus.

                                          /s/ KPMG Peat Marwick LLP

Boston, Massachusetts
November 18, 1998